Exhibit 4.62

Contract No.:

Loan Contract for Small Business

Special note: This Contract is negotiated and signed by the Borrower and the Lender on an equal and voluntary basis. All Contract terms are true representations of the Parties. In order to safeguard the legitimate rights and interests of the Borrower, the Lender hereby draws the Borrower’s full attention to all the clauses relating to the rights and obligations of both Parties, especially the contents in bold.

Lender: Industrial and Commercial Bank of China Limited Shenzhen Longgang Sub-branch

Principal: Yang Duoping	Contact: Deng Jiazhen

Domicile (Address): F1,3,4 Business Street Store, New Asia Garden Zone 10, Zhongxincheng, Longgang District, Shenzhen City	Zip Code: 518000

Tel:	Fax: /	E-mail: /

Borrower: Shenzhen United Time Technology Co., Ltd.

Legal Representative: Bao Minfei	Contact: Yu Shibin	Mobile Number:

Domicile (Address): F2. 64D-403 Tianzhan Mansion, Tian-an-che-gong-miao Industrial Park, Xiangmi Lake, Futian District, Shenzhen City	Zip Code: 518000

Tel:	Fax: /	E-mail: /

[The Borrower shall fill in the above information accurately and completely in order to ensure the timely delivery of the subsequent relevant notices and legal documents.]

The Borrower and the Lender, on the basis of equal consultation, have reached an agreement on the granting of the loan by the Lender to the Borrower and hereby enter into this Contract.

Part I Basic Agreements

Article I Purpose of Loan

The purpose of the loan hereunder is for capital turnover. Without the written consent of the Lender, the Borrower shall not divert the loan for other purposes, and the Lender has the right to supervise the use of the money.

Article II Amount and Term of Loan

2.1 The currency of the loan hereunder is RMB , and the amount is 5,000,000.00 (in words: five million yuan only) yuan (in case of any discrepancy, the amount in words shall prevail).

2.2 The loan term of this Contract is 12 months, starting from the first Withdrawal Date hereunder.

2.3 As for each withdrawal, the Withdrawal Date shall be the date when the loan funds are actually transferred to the lending account, and the maturity date shall be the repayment date recorded on the IOU (in case of installment repayment, the maturity date shall be according to the repayment plan agreed herein or otherwise by the Borrower and Lender), and the repayment date of any withdrawal shall not exceed the loan term hereof.

Article III Interest Rate and Interest

3.1 [Determination of RMB Loan Interest Rate]

The RMB loan interest rate shall be determined as follows:

The interest rate for each loan is determined by the pricing benchmark plus floating points, where the pricing benchmark is the 1-year (1-year/5-year or above) Loan Prime Rate (LPR) published by the National Interbank Funding Center on the workday prior to the withdrawal date (withdrawal date/contract effective date) (hereinafter referred to as the “First Interest Rate Determination Date”) of each loan, and the floating points are plus (plus/minus)

10 basis points (one basis point is 0.01%, the same below). The number of floating points shall not be changed during the term of the loan. In case the National Interbank Funding Center does not announce the LPR for the corresponding maturity on the workday prior to the Interest Rate Determination Date, the LPR issued by the National Interbank Funding Center on the previous workday shall prevail, and so on. Subsequent to the First Interest Rate Determination Date, regardless of whether or not the withdrawal has been made at that time, the interest rate on loan shall be adjusted in the following A (A/B) method:

A 、The loan rate is calculated on the basis of 12 (1/3/6/12) months as one installment, with one adjustment per installment, and interest is accrued in segments. The Interest Rate Determination Date for the second and subsequent installments shall be the date corresponding to the expiry of the First Interest Rate Determination Date, on which the Lender adjusts the loan rate according to the LPR and the floating points of the aforesaid period published by the National Interbank Funding Center on the preceding workday. In the event that there is no date corresponding to the First Interest Rate Determination Date on the adjustment month, the last day of the month shall be used as the corresponding date.

B 、 No adjustment shall be made during the term of the loan.

3.2 [Determination of Foreign Exchange Loan Interest Rate]

The foreign exchange loan interest rate shall be determined in the following   / (1/2/3) method:

(1) The fixed interest rate of _/_% per annum, which shall not vary during the Contract Term.

(2) The term interest rate, where its interest rate for each loan is determined by a pricing benchmark plus a spread, where the pricing benchmark is the     /     (LIBOR term rate/S0FR term rate/SONIA term rate/EURIB0R term rate/T0RF term rate, etc.) for the maturity variety of     /     (week/month/year) applicable to the    /        (Withdrawal Date/Contract Effective Date) of each loan (the First Interest Rate Determination Date), and the spread is (plus/minus)   /  basis points (one basis point is 0.01%). The plus point spread shall not be changed during the Contract Term. Where split withdrawals are employed, the interest rate is calculated separately for each withdrawal. Subsequent to the First Interest Rate Determination Date, regardless of whether or not the withdrawal has been made at that time, the interest rate on loan shall be adjusted in the following  / (A/B/C) method, and interest is accrued in segments:

A 、 The loan rate is calculated on the basis of / (1/3/6/12) months as one installment, with one adjustment per installment. The Interest Rate Determination Date for the second and subsequent installments shall be the date corresponding to the expiry of the First Interest Rate Determination Date, and the loan rate shall be adjusted from that date onwards in accordance with the pricing benchmark and interest spread applicable on that date. In the event that there is no date corresponding to the First Interest Rate Determination Date on the adjustment month, the last day of the month shall be used as the corresponding date.

B 、 The first day of each interest period (i.e., the day following the end of the previous interest accruing period) shall be used as the Interest Rate Determination Date, and the loan rate shall be adjusted from that date onwards in accordance with the pricing benchmark and interest spread applicable on that date.

C 、 No adjustment shall be made during the term of the loan.

The aforesaid Interest Rate Determination Date shall be determined by the applicable ricing benchmark in accordance with the relevant rules in Article 1.1 of Part II.

(3) Floating overnight interest rate, where the loan rate is based on each interest accrual date during the interest accruing period (referred to as each natural day on and after the Withdrawal Date)

The overnight financing interest rate    / (S0FR/S0NIA/€ STR/SAR0N/T0NA, etc.) applicable to the loan currency shall be determined as the spread over the pricing benchmark     /    (plus/minus)     /    basis points, and the spread shall not be changed during the Contract Term. Subsequent lenders determine the interest accrual rate based on the applicable pricing benchmark for each interest accrual date and the aforesaid spreads. The First Interest Rate Determination Date is the Withdrawal Date for each loan, and the subsequent Interest Rate Determination Dates are each interest accrual date following the First Interest Rate Determination Date. The loan interest shall be calculated by the     / (simple interest/combination of simple and compound interest) method.

The aforesaid Interest Rate Determination Date shall be determined by the applicable ricing benchmark in accordance with the relevant rules in Article 1.1 of Part II.

3.3 The loan hereunder shall accrue interest daily from the actual Withdrawal Date and shall be settled on monthly (monthly/quarterly/semi-annually) basis. Upon expiry of the loan, the remaining outstanding interest shall be settled together with the principal. Where the loan currency is GBP, AUD, CAD, SGD or HKD, the daily interest rate on each interest-bearing day = annual interest rate/365; for other currencies, the daily interest rate on each interest-bearing day = annual interest rate/360.

3.4 Where the loan currency is RMB, the overdue penalty interest rate hereunder shall be determined by adding 50% to the original loan interest rate; where the loan currency is foreign currency, the overdue penalty interest rate hereunder shall be determined by adding   /   basis points (one basis point is 0.01%) to the original borrowing interest rate. The penalty interest rate on misappropriation loan shall be determined by adding 50 % to the original loan interest rate.

Article IV Withdrawals

4.1 The Borrower shall make withdrawals in accordance with the actual demand for funds in the following （2 ）(1/2/3) method:

(1) Withdrawal of the loan in one lump sum before the date of   /   ;

(2) One or more withdrawals of the loan from the effective date hereof until the date of __ December 8, 2023 ;

(3) Withdrawals shall be made in the following installments. In case the Borrower needs to alter the time or amount of withdrawal based on the progress of the loan use, it shall be approved by the Lender, provided that the Borrower shall liquidate the loan by no later than the date of / .

Withdrawal Date	Withdrawal Amount
_/_	_/_
_/_	_/_
_/_	_/_

4.2 In case the Borrower fails to withdraw the loan as stipulated, the Lender has the right to cancel the Borrower’s loan that has not been withdrawn in part or in full:

Article V Repayment

5.1 The Borrower shall repay the loan hereunder in the following 1 (1/2) method:

(1) Repayment of the loan in one lump sum at maturity.

(2) Repayment in installments based on the following repayment plan (additional sheet attached in case of more content):

Scheduled Repayment Date	Scheduled Repayment Amount
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_
_/_	_/_

5.2 If any loan hereunder is one of the following, the Borrower shall repay the loan forthwith after the corresponding funds are in place:

_________/________________________________________________________________

Article VI Undertakings

Where the guarantee for the loan hereunder is a maximum guarantee, the corresponding maximum guarantee Contract is 1 (1/2/3, multiple options available)

1. Contract on Guarantee under the Debt Ceiling (No.: G. Y. S. (Bao) L. Zi 2022 No. 2062, 2063) Guarantor: Bao Minfei, Ping Qiuzi

2. Contract on Mortgage under the Debt Ceiling (No.:    /   ) Mortgagor:    /

3. Contract on Pledge under the Debt Ceiling(No.:   /   ) Pledgee:    /

Article VII Financial Engagement (the optional clause, this article is non-applicable (applicable/non-applicable))

During the Contract Term, the Borrower shall abide by the following financial indicators:

___________________/______________________________________________________

Article VIII Dispute Resolution

During the performance of the Contract, all disputes and controversies arising from or in connection with the performance of this Contract may be resolved through consultation between the Parties. If consultation fails, either Party may settle it by the following A means.

A 、 Any dispute arising from or in connection with this Contract shall be submitted to the Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration in accordance with the arbitration rules of the Commission. The arbitration award shall be final and binding on both Parties.

B  、 Settlement by litigation in the court of the place where Party A is located.

Article IX Miscellaneous

9.1 This Contract shall be executed in two copies, one copy (copies) by each of the Borrower, the Lender, and the _/ , and shall have the same legal effect.

9.2 The following annexes and other annexes confirmed by both Parties constitute an integral part of this Contract and have the same legal effect as this Contract:

Annex 1: Notification of Withdrawal (Format)

Annex 2: Entrusted Payment Agreement

9.3 For related inquiries (complaints), please contact 95588 or the Lender’s business outlets. Article X Other Matters Agreed by Both Parties

   /

   /

Part II Specific Terms

Article I Interest Rate and Interest

1.1  Where the loan currency is a foreign currency and priced on a term interest rate or floating overnight interest rate basis, the applicable pricing benchmark on the Interest Rate Determination Date (T day, or the latest workday prior to the Interest Rate Determination Date in the event that it is not a workday) shall be the interest rate value for the T-N workdays corresponding to the pricing benchmark agreed upon herein as displayed on the page of the terminal of Refinitiv or Bloomberg Financial Telecommunications. In case the pricing benchmark on interest rate is negative, it shall be executed at zero. The aforesaid workdays are the local business days of the loan currency pricing benchmark administrators. For applicable term interest rates, the value of N is 2; for applicable floating overnight interest rates, the value of N is 5.

Lest there be any doubt that the SOFR term rate agreed upon herein refers to the SOFR term rate issued by the Chicago Mercantile Exchange (CME) as determined by the Alternative Reference Rate Committee (ARRC); the SONIA term rate agreed upon herein refers to the SONIA term rate issued by Refinitiv.

Any significant change in the pricing benchmark shall be handled based on the market rules in force at the time. Should the Lender then request the Borrower to sign a supplementary agreement on the relevant matters, the Borrower shall cooperate.

1.2 In case the loan interest rate hereunder adopts a floating rate, the rules of interest rate adjustment shall still be implemented in the original method upon the overdue loan.

1.3 For monthly interest settlement, the settlement date shall be the 20th day of each month; for quarterly interest settlement, the settlement date shall be the 20th day of the last month of each quarter; and for semi-annual interest settlement, the settlement date shall be June 20 and December 20 of each year.

1.4 The first interest period is from the date of the Borrower’s actual withdrawal to the first interest settlement date; the last interest accruing period is from the day following the end of the previous interest accruing period to the final repayment date; and the rest of the interest accruing period is from the day following the end of the previous interest accruing period to the next interest settlement date.

1.5 Loan interest = loan principal x daily interest rate x actual days of use.

Where the interest rate is determined by Method (3) set forth in Article 3.2 of Part I of this Contract, and the interest on the loan shall be calculated by the combination of simple and compound interest, the interest accrual rule shall be as follows: for the portion calculated on a pricing benchmark, such portion of interest for each workday = (loan principal + total interest on this portion accrued as of the previous natural day) x the benchmark date interest rate applicable for that day; for non-working days, the interest on this portion is the same as that on the latest workday prior to that day, but if the loan principal amount changes, the interest on this portion shall be adjusted accordingly by reference to the aforementioned formula. The spread-based portion is calculated on a simple interest basis. The workdays mentioned in this Article are the local business days of the loan currency pricing benchmark administrators.

For the average capital plus interest repayment method, the calculation formula for principal and interest repayable is as follows:

Total principal and interest per installment =	Loan principal × installment interest rate × (1 + installment interest rate) number of repayment periods
(1 + installment interest rate) number of repayment periods - 1

1.6 In the event that the People’s Bank of China adjusts the loan interest rate determination method, it shall be handled in accordance with the relevant provisions of the People’s Bank of China, and the Lender shall not notify the Borrower separately.

1.7 Where the loan interest rate is executed by reducing a certain number of basis points in accordance with the Loan Prime Rate (LPR) published by the National Interbank Funding Center at the time of signing this Contract, the Lender has the right to reassess the interest rate preference granted to the Borrower annually, and to cancel the interest rate preference granted to the Borrower in full or in part at its own discretion in accordance with the national policy, credit status of the Borrower and changes in the loan guarantee, and to notify the Borrower promptly.

1.8 Unless otherwise specified, the loan interest rate herein shall be the annualized interest rate calculated by simple interest method.

Article II Issuance and Payment of Loan

2.1 The Borrower’s withdrawal of the loan is conditional upon the fulfillment of the following prerequisites, failing which the Lender shall not be obliged to issue any amount to the Borrower, unless the Lender agrees to issue the loan in advance:

(1) Except for the credit loans, the Borrower has provided corresponding guarantees as required by the Lender, where the relevant guarantee procedures have been completed and the guarantees have not been subject to any detrimental changes to the Lender;

(2) Upon each withdrawal, Borrower’s statements and warranties hereunder are still true, accurate and complete, and no breach of Contract has occurred hereunder or under any other Contract between Borrower and Lender;

(3) The documentation provided to support the purpose of the loan is consistent with the agreed purpose;

(4) Submission of other information required by the Lender.

2.2 In the event that the Borrower utilizes the loans hereunder for investment in fixed assets, the Borrower shall, in addition to fulfilling the prerequisites set forth in Article 2.1, also fulfill the following prerequisite:

(1) The loan project has been approved, authorized or filed by the competent state authorities (if required);

(2) The capital or other matching funds for the loan project have been in place in full at the prescribed time and proportion;

(3) No cost overruns have been incurred or cost overruns have been addressed by self-financing;

(4) The project progress has been completed as planned and the actual progress of the project is in line with the amount invested.

2.3  The Borrower shall withdraw the loan by submitting a Notification of Withdrawal to the Lender at least 5 banking days in advance. Once the withdrawal notice is submitted, it shall not be revoked without the written consent of the Lender. The Borrower shall affix its official seal or special seal for finance on the IOU in accordance with the reserved account seal of the lending account specified in the Notification of Withdrawal. The Borrower hereby confirms that if the reserved seal consists of an official seal and a special seal for finance, for which one or more of the seals are affixed on the IOU, the IOU is a valid IOU.

2.4 Upon the Borrower’s fulfillment of the prerequisites for withdrawal or the Lender’s consent to issue the loan in advance, the Lender shall be deemed to have issued the loan to the Borrower in accordance with this Contract when the Lender transfers the loan to the designated Borrower’s account.

2.5 According to the relevant regulatory provisions and the management requirements of the Lender, the loan shall be withdrawn and utilized by the Lender in the form of entrusted payment. The Lender shall, based on the Borrower’s withdrawal application and entrusted payment, issue the loan Funds to the payment recipients that conform to the purposes agreed upon herein. In this respect, the Borrower shall enter into a separate entrusted payment agreement with the Lender as an annex hereto and open or designate a special account with the Lender for handling the entrusted payment.

Article III Repayment

3.1 The Borrower shall repay the loan principal, interest and other payables in full and on time as agreed herein. On the repayment date and the banking day preceding each interest settlement date, the Borrower shall deposit the full amount of current interest, principal and other payables into the repayment account opened at the Lender, and the Lender shall have the right to take the initiative to make a transfer on such repayment date and the interest settlement date, or to request the Borrower to cooperate in the relevant transfer procedures. In case the amount in the repayment account is insufficient to pay all the amounts due and payable by the Borrower, the Lender has the right to determine the order of liquidation.

Where the repayment account is lost, frozen, suspended or canceled, or where the Borrower needs to change the repayment account, the Borrower is required to attend the Lender’s counter for the change of repayment account. Before the change procedure takes effect, if the original repayment account can no longer be fully debited, the Borrower is required to attend the Lender’s counter for repayment of the loan. In case the Borrower fails to apply for the change of repayment account in time or fails to make repayment at the Lender’s counter in time, resulting in failure to repay the principal and interest of the loan and other expenses due on time and in full, the Borrower shall be liable for breach of Contract.

3.2 Where the Borrower applies for early repayment of all or part of the loan, he/she shall submit a written application to the Lender 10 banking days in advance for the Lender’s consent.

3.3 In case of early repayment with the consent of the Lender, the Borrower shall, on the early repayment date, simultaneously pay the principal of the Borrowing, interest and other sums due and payable pursuant to this Contract up to the early repayment date. The interest shall be calculated by the combination of simple and compound interest. In case the Borrower fails to pay off the said interest at the time of making the early repayment, the outstanding interest shall continue to be calculated in accordance with Article 1.5 of Part II on and after the date of early repayment until the interest is paid in full.

3.4 The Lender shall have the right to recoup the loan in advance based on the Borrower’s withdrawal of funds.

3.5 In case the actual loan period is shortened due to early repayment of the loan by the Borrower or early recouping of the loan by the Lender in accordance with this Contract, the corresponding interest rate shall not be adjusted and the original loan interest rate shall still be applied.

Article IV Undertakings

4.1 Except for credit loans, the Borrower shall provide legal and effective guarantees recognized by the Lender for the performance of its obligations hereunder. The guarantee Contract shall be signed separately.

4.2 In the event of damage, depreciation in value, dispute over property rights, seizure or attachment of the collateral hereunder, or breach of the agreement of the guarantee Contract by the guarantor, or adverse changes in the financial position of the guarantor of the guarantee, or any other change detrimental to the creditor’s rights of the lender, the Borrower shall promptly notify the lender, and shall provide other guarantees that are acceptable to the lender.

4.3 The Lender has the right to reassess the value of the collateral and the guarantee capacity of the Guarantor periodically or irregularly, and should the assessment find that the value of the collateral has decreased or the guarantee capacity of the Guarantor has been reduced, the Borrower shall provide additional guarantees equivalent to the reduced value or reduced guarantee capacity, or it may separately provide other guarantees approved by the Lender.

4.4 Upon the consent of the Lender, in case the loan hereunder is guaranteed by the pledge of accounts receivable, the Lender shall have the right to declare the loan to be immediately due and require the Borrower to forthwith repay part or all of the principal and interest of the loan or to provide additional legal, effective and sufficient guarantee approved by the Lender, if any of the following circumstances occurs during the Contract Term:

(1) The bad debt rate of accounts receivable from the Pledgor to the payer has increased for two consecutive months;

(2) The accounts receivable that the Pledgor has not recovered from the payer accounts receivable accounts for more than 5% of the balance of the payer’s accounts receivable;

(3) The trade disputes (including but not limited to disputes over quality, technology or services) or debt disputes between the Pledgor of accounts receivable and the payer or other third Parties, resulting in the accounts receivable may fail to be repaid on time when due.

Article V Account Management

5.1 Where the loan hereunder is used for the Borrower’s working capital needs such as production and operation turnover, the Borrower shall designate a special fund withdrawal account with the Lender for the purpose of collecting the corresponding sales incomes or scheduled repayment funds. In case the corresponding sales incomes are settled on a non-cash basis, the Borrower shall ensure that the funds are promptly transferred to the fund withdrawal account upon receipt of payment.

5.2 The Lender shall have the right to supervise the fund withdrawal account, including but not limited to, the knowledge and supervision of the income and expenditure of the funds in such account, and the Borrower shall cooperate with such supervision. If requested by the Lender, the Borrower shall sign a special account supervision agreement with the Lender.

Article VI Representations and Warranties

The Borrower makes the following statements and warranties to the Lender, which are valid at all times during the Contract Term:

6.1 The Borrower is qualified as a Borrower by law and has the qualifications and ability to enter into and perform this Contract.

6.2 All necessary authorizations or approvals have been obtained for the signing of this Contract, and the signing and performance of this Contract shall not violate the provisions of the Company’s Articles of Association, the Shareholders’ Capital Contribution Agreement, the Joint Venture Agreement, the Partnership Agreement, and relevant laws and regulations, and is not conflict with the obligations under any other contracts to which it is liable.

6.3 Other debts payable have been repaid on schedule and there is no malicious default in payment of principal and interest on bank loans.

6.4 There is no major violation of rules and regulations in the course of production and operation within the last one year, and the incumbent senior management personnel do not have any major adverse records.

6.5 All documents and information provided to the Lender are true, accurate, complete and valid, and there are no false records, material omissions or misleading statements.

6.6 Failure to conceal from the Lender any litigation, arbitration or claim involved.

6.7 Where the Borrower utilizes the loan hereunder for investment in fixed assets, the relevant project and its loan matters are in compliance with the requirements of laws and regulations;

Article VII Borrower’s Commitment

7.1 The loan shall be withdrawn and utilized in accordance with the term and purpose as agreed herein, and the loaned funds shall not flow into the securities market or futures market in any form, and shall not be used for real estate development, purchase of real estate and other purposes prohibited or restricted by relevant laws and regulations.

7.2 The principal, interest and other payables of the loan shall be paid off as stipulated herein.

7.3 The Borrower shall submit to and actively cooperate with the Lender’s inspection and supervision on the usage of the loan funds including the purpose by means of account analysis, voucher inspection, on-site investigation, etc., and regularly summarize and report the usage of the loan funds as requested by the Lender.

7.4 The Borrower shall accept the Lender’s credit inspection, provide timely, true, accurate and complete financial information and other information that reflects the Borrower’s solvency as requested by the Lender, including all opening banks, bank account numbers, deposit balances, etc., and actively assist and cooperate with the Lender in the investigation, understanding and supervision of its production and operation and financial situation.

7.5 In the event that there are outstanding principal and interest on loans and other payables hereunder that are due (including those declared to be immediately due), no dividends or bonuses shall be distributed in any form whatsoever.

7.6 In the case of merger, division, capital reduction, changes in equity, equity pledge, partnership admission, withdrawal of partnership, transfer of major assets and creditor’s rights, significant foreign investment, material increase in debt financing, and other actions that may adversely affect the rights and interests of the Lender, prior written consent of the Lender shall be obtained.

7.7 Any of the following circumstances shall be promptly notified to the Lender:

(1) Change of name, official seal, Articles of Association, domicile, legal representative or person in charge, mailing address and other matters;

(2) Closure of business, dissolution, liquidation, suspension of business for reorganization, revocation of business license, revocation or filing (being filed) for bankruptcy;

(3) The involvement or possible involvement in major economic disputes, litigation, arbitration, or assets being seized, detained or compulsorily enforced, or subject to investigation or punitive measures taken by the judiciary, taxation, industry and commerce, and other competent authorities in accordance with the law;

(4) Shareholders, directors and incumbent senior management personnel or shareholders and contributors are suspected of major cases or economic disputes.

7.8 Timely, comprehensive and accurate disclosure of related parties relationships and related transactions to Lenders.

7.9 The prompt signature for all types of notices mailed or otherwise delivered by the Lender.

7.10 Own assets are not disposed of in a way that reduces its solvency; the guarantees to third parties are not detrimental to the rights and interests of the Lender.

7.11 The Borrower’s debts hereunder shall be satisfied in priority to Borrower’s debts to its shareholders, legal representatives or principals, partners, major contributors or key management personnel and shall be at least on an equal footing with other creditors of the borrower for debts of the same type.

7.12 In case the Borrower’s repayment funds (including but not limited to, the amount obtained by the Lender through withholding and disposal of the collateral, etc.) are insufficient to pay off all the debts of the Borrower to the Lender hereunder and under the other Contracts, the Lender shall have the right to determine the order of repayment.

7.13 The Borrower shall strengthen environmental and social risk management and shall be submitted to supervision and inspection by the Lender in this regard. Upon request by the Lender, the Borrower shall submit environmental and social risk reports to the Lender.

Article VIII Lender’s Commitment

8.1 The Lender shall issue loans to the Borrower in accordance with this Contract.

8.2 The Lender shall keep confidential the non-public data and information provided by the Borrower concerning its financial and production and operation, except as otherwise stipulated by laws and regulations and agreed herein.

8.3 The Lender shall not charge the Borrower commitment fee, fund management fee, financial advisory fee, consulting fee, corporate account overdraft commitment fee and credit reference fee and other fees that the regulatory authorities explicitly require commercial banks not to charge for loans to small and micro-enterprises.

Article IX Breach

9.1 Any of the following circumstances shall constitute a breach of contract by the Borrower:

(1) The Borrower fails to repay the principal and interest of the loan and other payables hereunder as agreed, or fails to perform any other obligations hereunder, or breaches any statement, warranty or commitment hereunder;

(2) The Borrower fails to separately provide other guarantees approved by the Lender in case that the guarantee hereunder has been altered to the detriment of the Lender’s creditor’s rights or that the Guarantor has breached the guarantee contract;

(3) The Borrower’s failure to pay off any other debt upon its maturity (including declared early expiration) or its failure to perform or breach of its obligations under other agreements, which has affected or may affect the performance of its obligations hereunder:

(4) The Borrower’s financial indicators, such as profitability, solvency, operating capacity and cash flow, have breached the agreed standards, or have deteriorated in a way that has or may affect the performance of its obligations hereunder;

(5) The Borrower’s production and operation, foreign investment, etc. suffer significant detrimental changes that have affected or may affect the performance of its obligations hereunder;

(6) The Borrower or its shareholders, legal representatives or principals, partners, individual major investors or key management personnel are engaged in or may be engaged in major economic disputes, litigation or arbitration, or assets are seized, detained or compulsorily enforced, or are subject to investigation or punitive measures taken by judicial or administrative authorities in accordance with the law, or are exposed by the media due to the violation of relevant state regulations or policies, which has affected or may affect the performance of its obligations hereunder;

(7) The Borrower’s change of equity or change of shareholding relationship, partnership or joint venture relationship, abnormal change of partners, individual major investors, key management personnel, disappearance or being investigated by judicial authorities in accordance with the law, or restriction of personal freedom, which has affected or may affect the performance of its obligations hereunder;

(8) The Borrower obtains funds or credit from the Lender by false contracts with related parties and transactions with no actual transaction background, or the Borrower intentionally evades the Lender’s creditor’s rights through related transactions;

(9) The Borrower has or may cease business, dissolve, liquidate, suspend for reorganization, be subject to revocation of its business license, be revoked, or file (be filed) for bankruptcy;

(10) The Borrower’s performance of its obligations hereunder has been or may be affected by liability accidents, major environmental and social risk events caused by the Borrower’s violation of laws and regulations, regulatory provisions or industry standards relating to food safety, production safety, environmental protection and other environmental and social risk management;

(11) The Borrower’s legal representatives or principals, partners, individual major investors or key management personnel have been involved in illegal activities such as underworld activities, drug abuse, gambling, smuggling, etc.;

(12) The Borrower is in arrears with taxes, fees, or regularly defaults on employee paychecks;

(13) The Borrower’s legal representative or principals, partners, individual major investors, or key management personnel default on personal loans or credit cards;

(14) Other circumstances that may adversely affect the fulfillment of the Lender’s creditor’s rights hereunder.

9.2 In case the Borrower breaches the contract, the Lender is entitled to take one or more of the following measures:

(1) The Lender shall request the Borrower to remedy the breach by a deadline;

(2) The Lender shall cease to issue loans and other financing payments to the Borrower pursuant to this Contract and other contracts between the Lender and the Borrower, and partially or fully cancel the Borrower’s loans and other financing payments that have not yet withdrawn;

(3) The Lender shall declare that the outstanding loans and other financing amounts pursuant to this Contract and under other contracts between the Lender and the Borrower are due immediately, and shall forthwith collect the outstanding amounts;

(4) The Lender shall require the Borrower to reimburse its losses caused by the Borrower’s breach of contract, including but not limited to, attorney fees, auction fees, and other expenditures incurred by the Lender in the fulfillment of its creditor’s rights hereunder;

(5) Other measures prescribed by laws and regulations, agreed in this Contract or deemed necessary by the Lender.

9.3 Where the Borrower fails to repay the loan upon its maturity (including declared immediate maturity), the Lender has the right to charge penalty interest from the overdue date based on the overdue penalty interest rate agreed herein. Compound interest shall be charged based on the overdue penalty interest rate for the interest (including penalty interest) that the Borrower fails to pay on time. The settlement rules for penalty interest/compound interest shall apply to the settlement rules for interest agreed herein.

9.4 Where the Borrower fails to use the loan for the purpose agreed herein, the Lender shall have the right to charge penalty interest on the misappropriated portion of the loan at the misappropriated loan penalty rate from the date of misappropriation of the loan, and compound interest at the misappropriated loan penalty rate on the interest (including penalty interest) that is not paid on time during the period in which the loan has been misappropriated. The settlement rules for penalty interest/compound interest shall apply to the settlement rules for interest agreed herein.

9.5 In the event that the Borrower has concurrently incurred the circumstances listed in Articles 9.3 and 9.4 above, the penalty interest rate shall be determined by whichever is heavier and cannot be concurrently applied.

9.6 Where the Borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other payables on schedule, the Lender has the right to collect the amount through media announcements.

9.7 Any change in the controlling or controlled relationship between the Borrower’s related parties and the Borrower, or any other circumstances other than (1) and (2) in Article 9.1 aforesaid with respect to the Borrower’s related parties, which have affected or may affect the performance of the Borrower’s obligations hereunder, the Lenders shall have the right to take the various measures agreed upon herein.

Article X Automatic Cancellation of the Lender’s Loan Commitment

10.1 In the event of deterioration of the Borrower’s creditworthiness, the Lender may, without prior notice, automatically cancel its commitment for all the Borrower’s loans that have not yet withdrawn.

10.2 Any of the circumstances set forth in Articles 9.1 and 9.7 of Part II hereof shall constitute a deterioration in the creditworthiness of the Borrower.

Article XI Withholding

11.1 In the event that the Borrower fails to repay the debts due (including immediately declared due) hereunder as agreed, the Borrower agrees that the Lender shall debit the corresponding repayment amount from all local and foreign currency accounts opened by the Borrower in ICBC until all debts of the Borrower hereunder have been fully paid off.

11.2 Any amount withheld that is inconsistent with the currency hereof shall be converted at the exchange rate applicable to the Lender on the date of withholding. Interest and other expenses incurred between the date of withholding and the date of settlement (the date on which the Lender converts the withheld amount into the contract currency in accordance with the national foreign exchange management policy and actually pays off the debts hereunder), as well as the difference due to the fluctuation of exchange rate during the period, shall be borne by the Borrower.

Article XII Transfer of Rights and Obligations

12.1 The Lender has the right to transfer part or all of its rights hereunder to a third party, and the Lender’s assignment is not subject to the Borrower’s consent. The Borrower may not transfer any of its rights and obligations hereunder without the written consent of the Lender.

12.2 The Lender or Ningguo Subranch of Industrial and Commercial Bank of China Limited (“ICBC”) may authorize or entrust other sub-branches of ICBC to perform the rights and obligations hereunder or transfer the creditor’s rights of the Loan hereunder to other sub-branches of ICBC in the assumption and management of the loans according to the needs of its operation and management, which the Borrower acknowledges, and the Lender shall not be required to obtain the Borrower’s consent to the aforesaid acts of the Lender. The other branches of ICBC which assume the rights and obligations of the Lender shall have the right to exercise all the rights hereunder, and shall have the right to file lawsuits, submit to arbitration or apply for compulsory execution in the name of the institution in respect of disputes hereunder.

Article XIII Entry into force, Alteration and Dissolution

13.1 This Contract shall take effect from the date when the official seal or special seal thereof is affixed by both the Borrower and the Lender, and shall terminate on the date when the Borrower’s obligations hereunder have been fully performed.

13.2 Any changes to this Contract shall be made by consensus of the parties and in writing. The changed terms or agreements constitute a part of this Contract and have the same legal effect as this Contract. The rest of this Contract is still valid except for the changed portion, and the original terms and conditions shall remain in force before the changed part comes into effect.

13.3 The modification and termination of this Contract shall not affect the right of the contracting parties to claim compensation for damages. The dissolution of this Contract shall not affect the validity of relevant dispute resolution clauses.

Article XIV Application of Law and Dispute Resolution

The conclusion, validity, interpretation, fulfillment and dispute resolution of this Contract shall be under the laws of the People’s Republic of China. Any disputes and controversies arising from or in connection herewith shall be first resolved by consultation between the Borrower and the Lender; in the event that no negotiation is possible or no agreement can be reached through consultation, it shall be resolved as stipulated herein.

Article XV Confirmation of Service Address of Litigation/Arbitration Documents

15.1 Party B confirms that the address recorded on the first page of the main text hereof shall be the effective service address for Party B to receive all kinds of notices, letters, legal documents from the people’s court or arbitration institution (including but not limited to summonses, notices of court hearings, judgments, rulings, conciliation statement, and notices of deadlines for fulfillment, etc.).

15.2 The above service agreement is applicable to all stages of arbitration and litigation proceedings at first instance, second instance, retrial and execution. For the above-mentioned service address, the court and arbitration institution may serve the legal documents directly by mail. Even if the party fails to receive the legal document served by the court or arbitration institution by mail, it shall be deemed to have been served due to its agreement therein.

15.3 Party B agrees that the court or arbitration institution may use the fax or e-mail recorded on the first page of the main text of this Contract for the service of legal documents, with the exception of judgments, rulings, conciliation statement and awards.

15.4 Party B guarantees that the above-mentioned service address and other information is accurate and effective, and if the above service address and other information changes, it should promptly notify Party A in writing. Otherwise, the service in accordance with the address set out herein shall still be valid, and Party B shall bear the legal consequences arising therefrom on its own.

15.5 In case the legal documents are not actually received by Party B due to inaccurate information such as Party B’s service address, failure to promptly notify Party A in writing of address change, unavailability of signature, or refusal of signature by Party B or the designated receiver, the return date of the documents shall be deemed as the date of service if the documents are sent by post (if the return date of the mails varies from address to address, whichever is later shall be considered as the date of delivery); in the case of direct service, the date recorded by the server on the return of service on the spot shall be deemed as the date of service; in the case of fulfillment of the obligation to notify the change of service address, the changed service address shall be the valid service address.

15.6 Once the dispute has entered into litigation or arbitration, should Party B directly submit the confirmation of service address to the court or arbitration institution, and the confirmation is inconsistent with the service address set forth herein, the service address submitted to the court or arbitration institution shall prevail, but the service made by Party A in accordance with the address set forth herein before that shall still be valid.

Article XVI Entirety

Part I, Basic Agreements, and Part II, Specific Terms, hereof together comprise a complete Loan Contract for Small Business, and the same words in both parts shall have the same meaning. The Borrower’s loan is subject to the joint constraints of the above two parts.

Article XVII Notice

17.1 All notifications to the Borrower and the Lender hereunder shall be in writing. Unless otherwise agreed, both Parties shall designate the domicile set forth herein as the address for correspondence and contact. Either party shall promptly notify the other party in writing of any change in its mailing address or other contact information.

17. 2 Any party to this Contract that refuses to sign or is otherwise undeliverable may be served by the notifying party in the form of a notarization or public notice.

Article XVIII Special Agreement on Value-added Tax

18.1 The interest and expenses paid by the Borrower to the Lender hereunder are all tax-inclusive prices.

18.2 Where the Borrower requests the Lender to issue VAT invoices, the Borrower shall first register the information with the Lender, which include the Borrower’s full name, taxpayer identification number or social credit code, address, telephone number, bank of deposit and account number. The Borrower shall ensure that the relevant information provided to the Lender is true, accurate and complete, and provide the relevant supporting materials as required by the Lender, which shall be released by the Lender through branch notices or website announcements, etc.

18.3 Where the Borrower collects the VAT invoice on its own, it shall provide the Lender with a stamped authorization letter, designate the collector and specify the collector’s identity card number and other information, and the designated collector shall collect the VAT invoice with the original identity card; in case the designated collector changes, the Borrower shall reissue a stamped authorization letter to the Lender. Where the Borrower prefers to collect the VAT invoice by mail, the Borrower shall also provide accurate and deliverable postal information; in case of any change in the postal information, the Borrower shall promptly notify the Lender in writing.

18.4 Any force majeure such as natural disasters, governmental actions, abnormal social events or reasons of the tax authorities that prevent the Lender from prompt issuance of VAT invoices, the Lender has the right to delay the issuance of the invoices and shall not be liable for any responsibility.

18.5 In case the invoice is lost, damaged or overdue after the VAT invoice has been collected by the Borrower or delivered by the Lender to a third party by mail, which is not due to the Lender, and as a result of which the Borrower fails to receive the corresponding coupon of the VAT invoice or is unable to deduct it after the expiry of the time limit, the Lender shall not be liable to compensate for any relevant economic loss of the Borrower.

18.6 Where the issuance of Red-letter Special VAT Invoice is required due to the occurrence of sales return, suspension of taxable services or incorrect invoicing, or the fact that both the credit copy and the invoice copy cannot be certified, and in case that it is necessary for the Borrower to submit the Information Sheet on Issuance of Red-letter Special VAT Invoice to the tax authorities in accordance with the provisions of the relevant laws, regulations and policy documents, the Borrower shall submit the Information Sheet on Issuance of Red-word Special VAT Invoice to the tax authorities, and upon the examination and notification of the Lenders by the tax authorities, the Lenders shall issue the Red-letter Special VAT Invoice.

18.7 During the performance of the contract, in case of national tax rate adjustment, the Lender has the right to adjust the price agreed herein according to the change of national tax rate.

Article XIX Miscellaneous

19.1 The failure of the Lender to exercise or partially exercise or delay in exercising any right hereunder shall not constitute a waiver or change of that right or other right, nor shall it affect its further exercise of that right or other right.

19.2 The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of the other provisions, nor the validity of the contract as a whole.

19.3 The Lender has the right to provide the information with respect to this Contract and other relevant information of the Borrower to the Credit Reference Center of the Peoples’ Bank of China and other credit information databases set up in accordance with laws and regulations or the requirements of the financial supervisory institutions for inquiry and use by appropriately qualified institutions or individuals. The Lender also has the right to inquire the relevant information from the Borrower through the Credit Reference Center of the Peoples’ Bank of China and other credit information databases established in accordance with the law for the purpose of the conclusion and performance of this Contract.

19.4 The terms “related parties”, “related party relationships”, “related party transactions”, “individual major investors”, “key management personnel” and other terms used herein shall have the same meanings as those used in the Accounting Standard for Business Enterprises No. 36 - Related Party Disclosure (C.K. [2006] No. 3) issued by the Ministry of Finance and the subsequent revisions to the standard.

19.5 The environmental and social risks referred to herein refer to the hazards and related risks that may be brought to the environment and society by the Borrower and its significant related parties in the course of its construction, production and operating activities, including environmental and social issues related to energy consumption, pollution, land, health, safety, migration and resettlement, ecological preservation, climate change and so on.

19.6 The documents and vouchers made and retained by the Lender based on its business rules in respect of the loan hereunder shall constitute valid evidence of the debtor-creditor relationship between the Borrower and the Lender and shall be binding upon the Borrower.

19.7 In this Contract, (1) any reference hereto shall include modifications or supplements hereof; and (2) the headings of the Articles are for reference purposes only and do not constitute any interpretation hereof, nor do they constitute any restriction on the contents and scope under the headings.

Both Parties confirm that all the terms and conditions hereof have been fully negotiated between the Lender and the Borrower. The Lender has drawn the Borrower’s special attention to all the terms concerning the rights and obligations of both Parties, made a full and accurate understanding of them, and provided explanations and clarifications of the relevant terms and conditions at the Borrower’s request. The Borrower has carefully read and fully understood all the terms and conditions of the contract (including Part I Basic Agreements and Part II Specific Terms), and both the Borrower and the Lender have a complete and accurate understanding of all the terms and conditions of the contract, and have no objection to the contents of the contract.

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Lender (Seal): Industrial and Commercial Bank of China Limited Shenzhen Longgang Sub-branch

Special Seal for Business Contract of Industrial and Commercial Bank of China Limited Shenzhen Longgang Sub-branch 855E09BAF036 (Seal)

Date of Contract: December 7, 2022

Borrower (Seal): Shenzhen United Time Technology Co., Ltd.

Shenzhen United Time Technology Co., Ltd. (Seal)

Date of Contract: December 7, 2022

As the legal representative/authorized representative of the Borrower, I hereby confirm that the loan made by the Borrower from the Lender in accordance with the agreement herein and the seal hereon is true and valid, and that the procedures required for borrowing the money have been fulfilled.

Legal Representative/Authorized Representative of the Borrower (Signature): Bao Minfei